Exhibit 10.1†
Smurfit Westrock plc
Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland. Tel: +353 (0)1 202 7000, Fax: +353 (0)1 269 4481
smurfitwestrock.com

Offer Letter

June 27, 2024

Ben Garren
[Address]

Dear Ben:

We are pleased to offer you a role with Smurfit WestRock plc (“SWR” and, together with any subsidiary thereof that employs you, the “Company”) as General Counsel, reporting to the President & Group Chief Executive Officer. In this role, you will be a Section 16 officer of SWR. Your principal place of employment will be the Company’s office at 1000 Abernathy Road, NE Atlanta, Georgia 30328, subject to reasonable business travel as required to fulfill your duties. The purpose of this letter is to describe the general terms and conditions of your employment with the Company.

TERM

Your employment with the Company will commence on July 8, 2024 and terminate on December 31, 2026, unless extended by mutual agreement (such period, the “Term”). Your employment with the Company may be terminated prior to the end of the Term by you upon 30 days’ prior written notice or by the Company with or without Cause (as defined below) (if without Cause, upon 30 days prior written notice) and, in such case, references to the “Term” herein shall refer to the period commencing on July 8, 2024 and ending on the date of your termination of employment.

COMPENSATION

Annual Base Salary: During the Term, your annual base salary will be $675,000, to be paid in accordance with the Company’s applicable payroll practice in effect from time to time. Your annual base salary will be subject to periodic review by the Compensation Committee of the Board of Directors of SWR (the “Compensation Committee”) for increase but not decrease.

Annual Cash Bonus: During the Term, your target annual bonus opportunity will be 75% of your annual base salary. Your actual annual bonus payment, if any, will be determined based on the level of achievement of the applicable performance goals to be established annually by the Compensation Committee. Payment of your earned annual bonus (if any) is subject to your continued employment through the last day of the applicable fiscal year, except as otherwise provided by the terms of the Company’s annual bonus program as in effect from time to time; provided, however, that if your employment is terminated by Company without Cause during the Term, you shall be entitled to a bonus payment for the fiscal year of termination at the same time as such bonus is generally paid to the Company’s executives based on actual performance and prorated based on the number of days you are employed by the Company during such year out of the total number of days in such year. Your annual bonus payment for 2024 will be prorated based on the number of days you are employed by the Company during such year out of 366.

Annual Equity Awards: During the Term, you will be eligible to receive annual equity awards granted by SWR with an aggregate annual target grant date fair value of $1,300,000. Your annual equity awards for 2024 will have a target grant date fair value that is prorated based on the number of days you are expected to be employed by the Company during such year (i.e., 177 days) out of 366 and will be granted as soon as reasonably practicable following the commencement of your employment.

Smurfit Westrock public limited company. Registered in Ireland No.607515. Registered office: Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland. Directors: Irial Finan Chair, Anthony Smurfit President & Group Chief Executive Officer, Ken Bowles Executive Vice President & Group Chief Financial Officer, Kaisa Hietala Senior Independent Director (Finland), Colleen F Arnold (USA), Tim J Bernlohr (USA), Terrell K Crews (USA), Carol Fairweather (UK),
Suzan F Harrison (USA), Mary Lynn Ferguson-McHugh (USA), Lourdes Melgar (Mexico), Jørgen Buhl Rasmussen (Denmark), Dmitri L Stockton (USA),
Alan D Wilson (USA).
Secretary: Gillian Carson-Callan.

Any equity awards to be granted to you by SWR are subject to approval by the Compensation Committee. The form, terms and conditions of your annual equity awards will be determined by the Compensation Committee and set forth in the applicable award agreement; provided that upon the termination of your employment on December 31, 2026 (or prior thereto by the Company without Cause), your then-outstanding annual equity awards will remain outstanding and eligible to vest on the originally scheduled vesting dates (subject to achievement of applicable performance goals in the case of performance-based awards) as if your employment continued through the vesting dates.

For purposes of this offer letter, “Cause” means the occurrence of any one or more of the following: (i) your conviction or plea of nolo contendere to a felony or equivalent offense under applicable law, (ii) your material and continued disregard or failure to perform the substantive elements of your responsibilities and duties as an employee of the Company or any of its affiliates, (iii) willful misconduct by you in the performance of your duties as an employee of the Company or any of its affiliates, (iv) your material violation of the Company’s or any of its affiliate’s code of conduct or other material employee policy, (v) your misappropriation or embezzlement of any funds or property of the Company or any of its affiliates, commitment of fraud with respect to the Company or any of its affiliates, or engagement in any act or acts of dishonesty relating to your employment with the Company or any of its affiliates, or (vi) through willful misconduct, personal dishonesty or gross negligence, you engage in an act or course of conduct that causes substantial injury to the Company or any of its affiliates; provided that, any condition or conditions, as applicable, referenced in clauses (ii) through (vi) of the foregoing shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to you of such condition(s) claimed to constitute Cause, and (y) you fail to remedy such condition(s) within thirty (30) days of receiving such written notice thereof.

BENEFITS

Health, Welfare, and Other Benefit Programs: During the Term, you will be eligible to participate in all health, welfare and other benefit programs applicable to similarly situated executives of the Company in accordance with their applicable terms and conditions as in effect from time to time.

Retirement/Pension Plan: During the Term, you will be eligible to participate in the Company’s retirement and pension programs in effect for similarly situated executives from time to time.

You will not be entitled to any severance payments or benefits upon the termination of your employment with the Company at any time; provided, however, that if your employment is terminated by the Company without Cause during the Term (for clarity, prior to December 31, 2026), then, subject to your execution and nonrevocation of a release of claims in the form provided by the Company, you shall be entitled to receive as salary continuation severance the Annual Base Salary for the period from the termination date through December 31, 2026.

RESTRICTIVE COVENANTS

You agree to be bound by, and to comply in all respects with, the restrictive covenants set forth on Exhibit A.

ENTIRE AGREEMENT/EMPLOYMENT AT WILL

This offer letter contains the entire understanding between you and the Company and its subsidiaries and supersedes any prior representations, in any form, that may have been made regarding your prospective employment at the Company or its subsidiaries and may not be changed or modified in any way except in writing from an authorized representative of the Company and signed by you. Should you accept this offer of employment from the Company, you understand that your employment will be on an at-will basis. This means that either you or the Company can terminate the employment relationship at any time, with or without Cause, subject to the notice requirements stated above.

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MISCELLANEOUS

This offer letter shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Georgia to be applied.

Employment with the Company for purposes of this offer letter shall include employment with any subsidiary or affiliate of the Company. The Company reserves the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this offer letter to the extent required by applicable law. You shall be responsible for any and all tax liability imposed on amounts paid hereunder.

It is intended that the payments and benefits provided under this offer letter will be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. This offer letter will be construed in a manner that effects such intent to the greatest extent possible.

CONDITIONS OF EMPLOYMENT

If the terms of this offer are acceptable, please let me know and indicate your agreement by signing, dating and returning this offer letter to Sharon Whitehead, at Sharon.Whitehead@smurfitkappa.com.

We have all appreciated our discussions with you and genuinely hope you will accept this offer to join the Company. We believe you will make important contributions and have a positive impact on the short- and long-term success of the Company. I look forward to working with you and am confident you will find the experience at the Company both personally and professionally rewarding.

[Signature Page Follows.]

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Sincerely,

Tony Smurfit
President and Group Chief Executive Officer

cc:    Sharon Whitehead, Group Chief Human Resources Officer

Accepted:

    /s/ Ben Garren                            July 8, 2024

SIGNATURE	Date Signed

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Exhibit A
1Definitions

1.1Capitalized terms used in this Exhibit A not otherwise defined in the offer letter to which this Exhibit A is attached shall have the following meanings:

“Board” means the Board of Directors of SWR;

“Confidential Information” means all and any information, whether or not recorded, of any Group Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the relevant Group Company regards as confidential or in respect of which the relevant Group Company is bound by an obligation of confidence to a third party, including:

(a)all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(b)all and any information relating to research or development projects or both;

(c)all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by any Group Company;

(d)all and any information relating to marketing or sales of any past present or future product or service of any Group Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with any Group Company;

(e)all and any trade secrets, secret formulae, processes, inventions, design, know- how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of any Group Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by any Group Company or any associate of any Group Company and information

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concerning the intellectual property portfolio and strategy of any Group Company or of any associate of any Group Company;

but excluding any information which:

(i)is part of the Executive's own stock in trade;

(ii)is readily ascertainable to persons not connected with the Group without significant expenditure of labour, skill or money; or

(iii)which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under any agreement with any Group Company;

“Employment” means the Executive’s employment with any member of the Group; “Executive” means C. Ben Garren;
“Group” means SWR and all entities controlled by, controlling or under common control with SWR (all references to “Group Company” shall be construed accordingly);

“Intellectual Property Rights” means all intellectual property rights in any part of the world and includes patents, utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor topography rights, copyrights and related rights (including software copyright), rights in performances, database rights, rights in know-how and all other intellectual property rights (whether or not registered and including registrations and applications for registration) and all similar rights or forms of protection which may exist anywhere in the world;

“Key Employee” means the senior leadership team of the Group from time to time;

"Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity;

“Relevant Business” means the business or businesses from time to time carried on by any Group Company, limited to the activities with which the Executive was materially concerned or involved in the course of his employment during the Relevant Period, or in respect of which the Executive possessed a material amount of Confidential Information as of the Relevant Date;

“Relevant Date” means the date on which the Employment terminates irrespective of the cause or manner;

“Relevant Period” means the twelve months prior to, and including, the Relevant Date.

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“Restricted Area” means Ireland, the US, the UK, the Netherlands and any other country in which any Group Company carries on a material amount of Relevant Business or intends to carry on Relevant Business, where such intention is reasonably within the knowledge of the Executive, as at the Relevant Date;

“Restricted Person” means any Person with whom the Executive had material or regular dealings in the course of employment at the Company at any time during the Relevant Period, or in relation to whose dealings with any Group Company the Executive possessed a material amount of Confidential Information as at the Relevant Date;

"Restricted Products or Services" shall mean products or services of the same type as or similar to or competitive with any products or services supplied by any Group Company at the Relevant Date, in the sale or supply of which the Executive shall have been involved to any material extent at any time during the Relevant Period;

"Works" means all Intellectual Property Rights (including any extensions and renewals thereof and including the right to sue for damages and other remedies in respect of any past infringements) which arise as a result of any creation, invention or discovery made by the Executive whether alone or with any other person at any time during either (a) the course of his employment with any Group Company; or (b) outside the course of his employment if the Intellectual Property Rights relate directly or indirectly to the business of the Group or which may, in the sole opinion of SWR, be capable of being used or adapted for by any Group Company.

2Confidentiality

2.1Use of Confidential Information

2.1.1The Executive acknowledges that, during the Employment, he will have access to Confidential Information and has therefore agreed to accept the restrictions in this clause. The Executive shall not during the continuance of the Employment or at any time thereafter except as authorised by the Board in the proper performance of his duties hereunder disclose or cause to be disclosed to any person or use for his own purposes or for any purposes other than those of the Group any Confidential Information which he may have received or obtained during his employment or work with any Group Company or information in respect of which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such information.

2.1.2All notes, memoranda, documents, records and writing made, received or obtained by the Executive in the course of employment with the Company on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of any Group Company shall be treated as confidential and shall be and remain the property of the relevant Group Company and shall be delivered by the Executive to the relevant Group Company forthwith upon request.

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2.1.3The restrictions contained in this clause shall not apply to:

(a)any disclosure authorised by the Board or required in the ordinary and proper course of the Employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Employment or is in the public domain otherwise than as a result of a breach of this clause.

2.1.4Notwithstanding anything to the contrary, nothing in this Exhibit A or the offer letter to which this Exhibit A is attached limits the Executive’s (a) ability to communicate with any government agency, legislative body or self-regulatory organization or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any government agency, legislative body or self-regulatory organization, including providing documents or other information or otherwise exercising any legally protected whistleblower rights, without notice to or approval from any Group Company, without risk of being held liable by any Group Company for financial penalties, or (b) right to receive an award for information provided to any government agency, legislative body or self-regulatory organization. Furthermore, notwithstanding anything to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law in the United States for the disclosure of a trade secret that is made: (i) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, or (iii) to an attorney representing the Executive in a claim for retaliation for reporting suspected violations of law.

3Restrictive Covenants

3.1The Executive acknowledges:

that the Group is in a unique and highly specialised business, which is international in scope with a limited number of competitors;

that the Group possess a valuable body of Confidential Information and that the Executive’s knowledge of Confidential Information directly benefits him by enabling him to perform his duties;

that the protection of Confidential Information, customer connections, supplier connections, goodwill, and the stability of the workforce of the Group are business interests requiring protection; and

that the disclosure of any Confidential Information to any actual or potential competitor of any Group Company would place SWR and/or the relevant Group Company at a serious competitive disadvantage and would cause immeasurable (financial and other)

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damage to the Relevant Business.

3.2Non-Compete Restriction

The Executive agrees with SWR that to protect the Group’s legitimate business interests including those set out at clause 3.1, during the Employment and for a period of twelve months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of SWR, directly or indirectly in any capacity (limited to a role that is of the same, similar or greater seniority, status and remuneration as the Executive’s role with SWR, as determined on the basis of the prevailing industry norm for a role commensurate with any such role) either on his own behalf or in conjunction with or on behalf of any other Person, be engaged, concerned or interested in the Relevant Business or in any business wholly or partly in competition with the Relevant Business, save that he may hold for investment:

3.2.1up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and

3.2.2up to 10% of any class of securities not so quoted or dealt.

Exception for the Practice of Law. Notwithstanding anything to the contrary herein, nothing herein shall preclude the Executive from engaging in the practice of law pursuant to Rule 5.6 of the Georgia Rules of Professional Conduct, or Rule 5.6 of the ABA Model Rules of Professional Conduct, or similar rules adopted by any jurisdiction of the United States.

3.3Non-Solicitation / Non-Deal Restrictions

The Executive agrees with SWR that to protect the Group’s legitimate business interests including those set out at clause 3.1, during the Employment and for a period of twelve months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of SWR, directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other Person:

3.3.1accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Products or Services to any Restricted Person who:

(a)was provided with products or services by any Group Company at any time during the Relevant Period; or

(b)who was negotiating with any Group Company in relation to orders for or the supply of products or services from any Group Company at any time during the Relevant Period.

3.3.2solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any Restricted Person who:

(a)was provided with products or services by any Group Company at any time during the

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Relevant Period; or

(b)was negotiating with any Group Company in relation to orders for or the supply of products or services from any Group Company at any time during the Relevant Period,

for the purpose of offering to that Person Restricted Products or Services.

3.3.3interfere or seek to interfere or take steps as may interfere with the supplies (or the prospective supplies) to any Group Company (or the terms relating to such supplies) from any Restricted Person who:

(a)supplied components, materials, products or services to any Group Company at any time during the Relevant Period;

(b)was negotiating with any Group Company in relation to the supply of components, materials, products or services to any Group Company at any time during the Relevant Period.

3.3.4solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from any Group Company any Person with whom the Executive worked with, or had managerial responsibility for, at any time during Relevant Period (or in relation to whom, as at the Relevant Date, the Executive possessed a material amount of Confidential Information) and:

(a)who was, at the Relevant Date, a Key Employee; and

(b)whose departure from any Group Company would have a material adverse effect on the business of such undertaking.

3.4The Executive agrees that he will not, after the Relevant Date, whether directly or indirectly, use in connection with any business, any name that includes the name of any Group Company, or any colourable imitation of such names, and that he shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of any Group Company and that he shall take such steps as are necessary to comply with this obligation (including, but not limited to, by amending his social media profile) provided that such steps are not inconsistent with any of the Executive’s on-going obligations to the Group.

3.5The Executive agrees that if, during the continuance in force of the restrictions set out in this clause 3, he receives an offer of employment from any Person, he will immediately provide that Person with a complete and accurate copy of the restrictions set out herein.

3.6The Executive acknowledges and confirms that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Group (including, but not limited to, those interests acknowledged by the Executive in clause 3.1).

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3.7Nothing contained in this clause 3 shall act to prevent the Executive from using generic skills learnt while employed by any Group Company in any business or activity which is not in competition with SWR.

3.8Each of the restrictions set out in this clause 3 is separate and severable and in the event of any such restriction (including the defined expressions) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

3.9The Executive acknowledges and confirms that during employment with the Company he shall at the request (and cost) of SWR enter into a further agreement with SWR and/or any other Group Company whereby he shall accept restrictions in favor of any member of the Group Company corresponding to the restrictions set forth herein.

4Use of Intellectual Property

4.1Property of SWR

4.1.1The Executive hereby agrees and acknowledges that all Works shall automatically belong to SWR to the fullest extent permitted by law.

4.1.2To the extent that any Intellectual Property Rights in any Works do not automatically vest in SWR (either at law or by virtue of this Agreement) the Executive hereby assigns to SWR (or, at the direction of SWR, to a Group Company) as a present and future assignment, all Intellectual Property Rights throughout the world for the maximum duration of such rights.

4.1.3To the extent that any Intellectual Property Rights are incapable of being assigned to SWR (or a Group Company) under applicable law, then the Executive hereby grants to SWR (or a Group Company) an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide licence to use such Intellectual Property Rights to the fullest extent permitted by law (including the right to sub-license and to assign all of these rights).

4.2Undertakings by Executive

The Executive hereby:

4.2.1Undertakes to disclose to SWR in writing full details of all Works upon the creation, invention or discovery of the same, and promptly whenever requested by SWR and in any event upon the termination of the Employment deliver up to SWR all correspondence and other documents, papers and records and all copies thereof in his possession, custody or power relating to any Intellectual Property Rights;

4.2.2irrevocably and unconditionally waives all moral rights granted by Chapter 7 of the

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Copyright and Related Rights Act 2000 (and all similar rights in other jurisdictions) that vest in the Executive at any time in connection with the Works and the Executive agrees not to initiate, support or maintain any action or claim to the effect that any treatment, exploitation or use of such work infringes such right;

4.2.3undertakes, at the expense of SWR, to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Board be necessary or desirable in order to give effect to this clause; and

4.2.4irrevocably appoints SWR or its nominee as the attorney of the Executive to execute all documents as SWR may consider necessary to give effect to this clause.

5Miscellaneous

5.1Injunctive Relief

5.1.1The Executive acknowledges that SWR would be irreparably injured by a violation of this Exhibit A and that it is impossible to measure in money the damages that will accrue to SWR by reason of a failure by the Executive to perform any of his obligations under this Exhibit A. Accordingly, if SWR institutes any action or proceeding to enforce any of the provisions of this Exhibit A, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that SWR has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, SWR shall be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and other injunctive relief, without the requirement to post bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Exhibit A.

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